EMPLOYMENT AGREEMENT

This Agreement is made, effective as of September 10, 2007, by and between Park City Group Inc., a corporation organized and existing under the laws of the State of Nevada, with its principal office located at 3160 Pinebrook Rd., Park City, Utah 84098, referred to in this agreement as Employer or PCG, and John R. Merrill of Park City, UT, referred to in this Agreement as Employee.

RECITALS

A. Employer is engaged in the business of Software Development and Business Consulting.

B. Employee has been engaged in and is experienced in the above-designated type of business.

C. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this Agreement.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

SECTION ONE.
EMPLOYMENT

A. Employer employs, engages, and promotes Employee to be a Chief Financial Officer, Treasurer, and Principal Accounting Officer primarily responsible for financial operations, reporting, budgeting, forecasting, treasury, business strategy and maintaining internal controls at Park City Group. Employee accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer.

B. Employee shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by Employer.

SECTION TWO.
BEST EFFORTS OF EMPLOYEE

Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of Employer.

SECTION THREE.
TERM OF EMPLOYMENT

The term of this agreement shall be a period of two years, commencing September 10, 2007 and terminating September 9, 2009 subject, however, to any continuing rights and benefits as set forth herein and to prior termination of Employee’s employment as provided in this Agreement.

SECTION FOUR.
SALARY COMPENSATION OF EMPLOYEE

1)
Employer shall pay Employee, and Employee shall accept from Employer, for Employee’s services under this agreement, a base salary in the amount of One Hundred and Sixty Five Thousand Dollars ($165,000) per year, payable twice a month on the 15th and last day of each month while this Agreement shall be in force.

2)	Employer shall promptly reimburse Employee for all reasonable and necessary expenses incurred by Employee during the course and scope of this Agreement.

3)
Notwithstanding the foregoing, Employee understands and agrees that Employer may, in the future, ask some or all of its employees to take a temporary reduction in their salaried pay. Employee agrees to participate in such a temporary reduction of Employee’s salary to the extent that all other employees employed by PCG at a Director level or above likewise participate in such reduction, and subject to the following additional terms: (i) the temporary reduction term shall not be greater than (2) months, and; (ii) equal dollar compensation will be awarded to the Employee in PCG stock, equal to the amount of the temporary reduction in current annual compensation of Employee during the period of such reduction; (iii) the amount of the reduction shall be no more than the minimum amount necessary, but in no event more than Sixty Five Thousand Dollars ($65,000) of Employee’s then base salary; and (iv) Employee shall be entitled to equal dollar compensation in the form of PCG stock at the stock’s fair market value as of the end date of each payroll period in which Employee’s salary is reduced. Employer shall take all steps necessary to reflect such stock award and Employee shall be provided with share certificates for such PCG stock upon request.

4)	The provisions of Section 3 regarding temporary reduction in salary shall no longer apply in the event of any “Change in Control”, as that term is defined below.

5)	Salary increases will be considered annually by the Board of Directors and if approved shall be put into effect consistent with the Employer’s salary review policy.

SECTION FIVE.
EFFECT OF CHANGE IN CONTROL

1) For the purpose of this Agreement and this Section 5, a “Change of Control,” of Employer shall be defined as follows:

A “Change of Control” shall be deemed to have occurred if at any time or from time to time after the date of this Agreement: (1) any person or group is or becomes the beneficial owner directly or indirectly, of securities of the Company representing more than (50%) of the combined voting power of the Company’s then outstanding securities; or (2) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in their retention of voting securities of the Company continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity; or (3) the stockholders of the Company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (4) the Company is otherwise dissolved or liquidated; or (5) any transaction or series of transactions has the substantial effect of any one or more of the foregoing items (1)-(4).

2) It is the intent of the parties that this Agreement shall remain in force following a Change in Control through the balance of the Term of this Agreement. If, upon a Change of Control, Employee is terminated or Employee’s salary of at least $165,000 per annum or other benefits set forth in this Agreement are reduced and Employee then chooses to resign, Employee shall be entitled to all “Severance Benefits” as that term is defined in Section Fourteen, “Termination”, below. This provision shall survive termination of this Agreement.

SECTION SIX.
OTHER EMPLOYMENT

Employee shall devote all of his knowledge and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits, profits, or other issues arising from or incident to all work, services, and advice of Employee, and Employee shall not, during the term of this agreement, be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, or in any other capacity in any other business similar to Employer’s business or any allied trade; provided, however, that nothing contained in this section shall be deemed to prevent or to limit the right of Employee to invest any of his money in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything contained in this section be deemed to prevent Employee from investing or limit Employee’s right to invest his money in real estate.

SECTION SEVEN.
RECOMMENDATIONS FOR IMPROVING OPERATIONS

Employee shall make available to Employer information of which Employee shall have any relevant knowledge and shall make suggestions and recommendations that will be of mutual benefit to Employer and Employee.

SECTION EIGHT.
TRADE SECRETS

1) Employee shall not at any time or in any manner, either directly or indirectly, other than in the course of completing his normal business activity, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any non-public information concerning any matters affecting or relating to the business of Employer, including but not limited to any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of Employer, its manner of operation, its plans, processes, or other data without regard to whether all of the above-stated matters will be deemed confidential, material, or important, Employer and Employee specifically and expressly stipulating that as between them, such matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of Employer, and Employer’s good will, and that any breach of the terms of this section shall be a material breach of this Agreement.

2) All of the terms of Section Eight of this Agreement shall remain in full force and effect for a period of one year after the termination of Employee’s employment for any reason.

SECTION NINE
NON-DISPARAGEMENT

Employee agrees to take no action that might interfere with Employer’s activities or damage Employer’s reputation. Prohibited actions would include, but are not limited to, private or public comments, statements, or writings critical of Employer. Employer agrees to take no action that might interfere with Employee’s activities or damage Employee’s reputation. Prohibited actions would include, but are not limited to, private or public comments, statements, or writings critical of Employee.

SECTION TEN.
ADDITIONAL COMPENSATION

1) Share Grants Upon Employee Purchase of Shares

Employee shall further receive grants for two (2) additional shares of stock for each share of stock that is purchased by Employee and paid for in cash during each calendar year in which Employee is employed under this Agreement, provided, however, that Employee may only purchase up to a maximum of 50,000 shares subject to such additional grants in each calendar year during the term of employment.

SECTION ELEVEN
EMPLOYEE BENEFITS

Employee shall participate in the health care plan that is provided to other employees with the addition that Employer shall pay the costs of an annual physical examination for Employee. Such examination shall be at the discretion of Employee.

Employee shall be eligible to participate and enroll in the company health plan, HRA, 401k plan, and any and all benefit programs offered by Employer subject to the terms and conditions of the particular plan entry limitations.

SECTION TWELVE.
VACATION

Employee shall be entitled to (4) four weeks of paid vacation each year during the term of this agreement, the time for such vacation to be determined by mutual agreement between employer and Employee. In keeping with Employer’s policy there shall be no carry over from year to year of any unused vacation. Upon termination of employment, Employee shall be entitled to payment of any accrued but unused vacation for the then current year.

SECTION THIRTEEN.
MODIFICATION OF AGREEMENT

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing and signed by each party or an authorized representative of each party.

SECTION FOURTEEN.
TERMINATION

A. Employee’s employment under this Agreement may be terminated by either party on thirty (30) days written notice to the other. If Employer shall so terminate this Agreement, Employee shall be paid a) severance pay equivalent to (90) ninety days of his base salary then in effect (but in no event less than $41,250, payable in cash); b) all bonuses and stock grants earned through the date of termination at the rate then in effect; and c) compensation for any accrued vacation up to the date of termination (collectively “the Severance Benefits”). The Severance Benefits shall be paid pro-rata on a twice monthly basis through the (90) ninety day period following the termination (“the Severance Period”). Employee shall also continue to be paid all share grants as set forth in Section Ten, below, in accordance with the terms of that Subsection. Employee shall further receive all benefits (medical, dental, vision, life insurance) through the Severance Period of this Employment Agreement. This provision shall survive termination of this Agreement

SECTION FIFTEEN.
EFFECT OF PARTIAL INVALIDITY

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being invalid or invalidated in any way, to the maximum extent allowed by law.

SECTION SIXTEEN.
CHOICE OF LAW

It is the intention of the parties to this Agreement that this Agreement and the performance under this agreement, and all suits and special proceedings under this agreement, be construed in accordance with and under and pursuant to the laws of the State of Utah and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this agreement, the laws of the State of Utah shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

SECTION SEVENTEEN.
NO WAIVER

The failure of either party to this agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

SECTION EIGHTEEN.
ATTORNEY FEES

In the event that any action or proceeding is filed arising out of or in relation to this Agreement, the prevailing party shall be entitled to its costs and reasonable attorney’s fees.

SECTION NINETEEN.
PARAGRAPH HEADINGS

The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this agreement.

SECTION TWENTY
INDEMNIFICATION

Employer shall defend and indemnify Employee for actions taken in his position as an officer, director, employee and agent of Employer to the greatest extent permitted by law. Employer shall also defend, indemnify and hold Employee harmless from any and all pending, threatened or completed actions, suits, or proceedings in which Employer, any of its employees, officers, or directors is a party or threatened to be made a party by virtue of any act or omission which arose prior to the date of Employee’s termination of employment and cessation of service on the Company’s Board of Directors. Employer agrees to maintain officers and directors liability coverage in an amount not less than $1,200,000.00.

SECTION TWENTY ONE
AGREEMENTS OUTSIDE OF CONTRACT

This agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date of this agreement, supersede all other agreements between the parties. It shall bind and enure to the benefit of each party’s heirs, successors and assigns. The parties stipulate that neither of them has made any representation with respect to the subject matter of this agreement or any representations including the execution and delivery of this agreement except such representations as are specifically set forth in this agreement, and each of the parties acknowledges that each party has relied on its own judgment in entering into this agreement. The parties further acknowledge that any payments or representations that may have been made by either of them to the other prior to the date of executing this agreement are of no effect and that neither of them has relied on such payments or representations in connection with their dealings with the other.

In witness of the above, each party to this Agreement has caused it to be executed as of the date set forth above.

EMPLOYEE	PARK CITY GROUP, INC.

By: ____________________

John R. Merrill
its___________________________